CERTIFICATE OF INCORPORATION

OF

OLIE INC.

(Pursuant to Section 102 of the Delaware General Corporation Law)

FIRST: The name of this Corporation: Olie Inc.

SECOND: The address of its registered office in the State of Delaware is 1811 Silverside Road, Wilmington, DE 19810 in the County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is: 200,000,000 shares with $.0001 par value.

FIFTH: The name and mailing address of the incorporator is Mimi Sanik 25 Robert Pitt Drive, Suite 204, Monsey, New York 10952.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this November 24, 2010.

/s/Mimi Sanik
Mimi Sanik,
Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:39 PM 12/10/2010
FILED 12:26 PM 12/10/2010
SRV 101172928 - 4910935 FILE